STOCK PURCHASE AGREEMENT

                         BILTMORE VACATION VILLAGE, INC.

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made and entered into this 18th day of February, 1997 by and among BILTMORE VACATION VILLAGE, INC., an Arizona corporation (hereinafter "Biltmore" or "Buyer") and David Todd Zussman, individually (hereinafter "Seller"), currently President of CYBER INFORMATION, INC., a Nevada Corporation (hereinafter `Target"), with certain warranties and assurances also being made by Cyber Information, Inc., the corporation ("Target"), through its current President, David Todd Zussman, George Wuagneux, individually (hereinafter "Wuagneux"), and Herman Henin, individually (hereinafter "Henin").

                                    RECITALS

         A. Seller owns or has rights to 1,190,117 shares of the capital stock, and interests therein, of Target, and

         B. Biltmore wishes to buy, and Seller wish to sell, subject to the provisions of this Agreement, all right, title and interest in such capital stock.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the parties agree as follows:

         1. PURCHASE AND SALE.

         1.01. Purchase and Sale of TargetShares.

         Biltmore agrees to acquire from Seller and Seller agrees to transfer, assign, convey and deliver to Biltmore at the Closing, all right, title and interest in and to an aggregate of one million one hundred ninety thousand one hundred seventeen (1,190,117) shares of capital stock of Target (hereinafter the "TargetShares"), including 500,000 shares not currently in his possession but subject to a stop transfer order, in exchange for the sum of ten dollars ($10.00);

         2. CLOSING.

         Unless extended or varied by the parties, the Closing of the transactions contemplated hereby shall be held on February 24, 1998, at 3:00 p.m. at a location in Ft. Lauderdale, Florida as agreed

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by the parties, or at such other place or on such other date as be shall mutually agreed to in writing by the parties or their agents, but in no event later than February 25, 1998. The date on which the Closing occurs is herein referred to variously as the "Closing Date" and the "Closing." At the Closing:

         2.01. SELLER. Seller shall deliver or cause to be delivered to
Biltmore:

         (a) certificates representing the TargetShares duly endorsed for transfer and conveyance to Biltmore, and actually received by the Transfer Agent of Target;

         (b) a corporate resolution of the Board of Directors of Target approving the transactions contemplated by this Agreement;

         (c) the resignation of the sole officer and director of Target, David Todd Zussman, and the appointment of George Wuagneux as the new individual to act as sole director and officer, effective no later than 2-24-98;

         (d) a list of all accounts in which the funds or other assets of Target are deposited, as set forth in SECTION 2.01(d) of the Target Disclosure Schedule, and

         (e) the corporate records, including the charter documents, minutes of meetings and actions of the board of directors and minutes of meetings and actions of the stockholders, the corporate seal if any and all books of accounts of Target, including executed contacts currently in force, and copies of completed contracts, all of which will remain at its current offices in Las Vegas, Nevada, possession thereof being conveyed to Biltmore or an agent thereof at Closing or thereafter; Seller will be allowed to retain copies.

         3. REPRESENTATIONS AND WARRANTIES OF TARGET AND SELLER.

         Except as set forth in the disclosure schedule delivered to Biltmore on the date hereof, and signed by the President and Secretary of Target (the "Target Disclosure Schedule"), the sections of which are numbered to correspond to the subsection numbers of this Agreement, Target and Seller hereby represent and warrant to Biltmore as follows:

         3.01. ORGANIZATION, QUALIFICATION. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Target has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Target has no assets, offices or operations located in any place other than within the state of Nevada.

         3.02. CAPITALIZATION. As of the Closing Date there will be no outstanding rights, warrants, options, agreements ox commitments giving anyone any right to require Target to sell or issue any capital stock or other securities. Between the date hereof and the Closing, Target will not, without the prior written consent of Biltmore, issue any additional shares of stock, stock options, warrants,


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

convertible notes or other securities exercisable for or convertible into shares of equity securities of Target.

         3.03. SUBSIDIARIES. Target does not have and has never had any subsidiaries and does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Target has full corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of Target are necessary for Target to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Target. This Agreement constitutes the valid and binding agreement of Target, enforceable against Target in accordance with its terms.

         3.05. AND APPROVALS & NO VIOLATION. Except as may be required by the Securities Act of 1933. as amended (the "Securities Act"), state securities laws, and applicable corporate law, there is no requirement applicable to Target to make any filing with, or to obtain any permit, authorization, consent or approval of;, any governmental or regulatory authority as a condition to the lawful consummation by Target of the transactions contemplated by this Agreement Target does not know of any reason why any required permit, authorization, consent or approval could not be obtained. Neither the execution and delivery of this Agreement by Target nor the consummation by Target of the transactions contemplated by this Agreement will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Target, (b) result in a material breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license agreement, lease or other material contract, instrument or obligation to which Target is a party or by which Target or any of its assets may be bound, (c) or violate in any material respect any statute, rule, regulation, order, writ, injunction or decree applicable to Target or any of its assets, or (d) result in the creation of' any material (individually or in the aggregate) liens, charges or encumbrances on any of the material assets of Target.

         3.06. FINANCIAL STATEMENTS OF TARGET. Target has delivered to Biltmore audited financials of Target (the "Target Financials"). The Target Financials have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered by such statements. The Target Financials, with any notes thereto, are in accordance with the books and records of Target and present fairly Target's financial position and results of operations and cash flows as of the dates and for the periods indicated therein.

         3.07. UNDISCLOSED LIABILITIES. Target does not have any material liabilities, whether absolute, accrued, contingent or otherwise, and whether due or to become due, except for those liabilities found in SECTION 6.05(a) of Target Disclosure Schedule to be attached hereto and made a part hereof at Closing;

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


         3.08. LITIGATION. Except as act forth in SECTION 3.08 of the Target Disclosure Schedule, Target is not engaged in, nor has it been threatened with, any material litigation (which for this purpose shall mean a potential liability in excess of $5,000 or potential liabilities in the aggregate in excess of $5,000), arbitration, investigation or other legal proceeding relating to Target or its business or property, nor, to the knowledge of Target, is there any valid basis for any such proceeding. Further, Target and Zussman represent that Target has no pending litigation as of the date of this Agreement, and further represent that any conceivable threatened litigation has no merit.

         3.09. INVESTMENT BANKING AND FINDER FEES. Target has not incurred nor will incur any obligation for investment banking or finder fees in connection with this Agreement or the transactions contemplated hereby.

         3.10. STATE SECURITIES LAWS. If the state of domicile of principal office of Target is different than the state of domicile or principal office of Biltmore based in part on the representations of Biltmore, the transfer and conveyance of the TargetShares as provided for in this Agreement is exempt from registration or qualification under any "Blue Sky," securities or similar laws of the state of by virtue of exemptions available thereunder, including but not limited to the "isolated sale" or "isolated transaction" exemption.

         3.11. TAX CONSEQUENCES. Each party understands that no assurance is given by any other that such transaction shall be deemed by the Internal Revenue Service to be a transaction upon which no gain or loss is recognized. Each party assumes the obligation for the payment of taxes, if any, related to any gain or loss to such party as a result of the transactions contemplated by this Agreement.

         4. REPRESENTATIONS AND WARRANTIES OF BILTMORE.

                  Biltmore hereby represents and warrants to the Seller as follows:

         4.01. ORGANIZATION. Biltmore (a) is a corporation (i) duly organized, validly existing and in good standing under the laws of the State of Arizona, and (ii) duly qualified and in good standing as a foreign corporation in each state in which it does business, except where the failure to so qualify would not have a materially adverse effect on its business or assets, and (b) has the corporate power and authority to own its properties and to carry on its business as now being conducted.

         4.02. AUTHORITY, BINDING AGREEMENT. This Agreement has been approved by the Board of Directors of Biltmore. No consents, authorizations or approvals, whether of a governmental agency or instrumentality or otherwise, are necessary in order to enable Biltmore to enter into and perform this Agreement. This Agreement constitute legal, valid and binding obligations of Biltmore and is enforceable against Biltmore in accordance with its terms.

         4.03. INVESTMENT REPRESENTATIONS. Buyer (either alone or in conjunction with his or her professional advisers) has such experience and knowledge in investment, financial and business matters in investments that he is capable of protecting his own interest in connection therewith an qualifying for relevant exemptions. Buyer understands that representing the certificates representing the

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

TargetShares will be stamped with a legend substantially in the following form:


         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OFFERED FOR SALE N THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

         5. CONDITIONS TO THE CLOSING.

         The obligations of the parties hereunder are subject to the satisfaction at or by the Closing of each of the conditions set forth below. Any of such conditions may be waived by the other party but only in writing.

         5.01 COMPLIANCE WITH TERMS. On the Closing Date, all the terms, conditions and covenants of this Agreement to be complied with and performed by the respective parties shall have been complied with and performed in all material respects.

         5.02. NO MATERIAL CHANGE IN TARGET. There shall be no material change in the business, assets, liabilities or financial condition of Target.

         6. OTHER TERMS AND REPRESENTATIONS.

         6.01. Upon purchase of the shares of Seller, Biltmore and its assignees, if any, and the subsequent contemporaneous purchase of other shares as indicated in Section 6.02 below, Biltmore will own at least sixty percent (60%) of the Common Stock of Target.

         6.02. Zussman will utilize his best efforts to obtain a stock transfer power, and induce the following respective entities and individuals to send their certificates to the transfer agent of Target, as the following amounts of stock in Target must be tendered prior to Closing:

1.       Roger Brown, custodian for Sam              6,250 shares
2.       Roger Brown, custodian for Siena            6,250 shares
3.       Clark Family Trust                          6,250 shares
4.       Herman Henin                                106,250 shares
5.       Judy and Harold Ticktin                     6,250 shares
6.       Stephen Verchick                            315,000 shares
7.       Beryl and Janet Wolk                        250,000 shares
8.       Leo Zussman                                 6,250 shares
9.       Susan Zussman                               18,750 shares
10.      Zussman Children Trust One                  10,000 shares
11.      Zussman Children Trust Two                  40,000 shares

The above stock, in the form of certificates, must be in receipt as indicated above, prior to Closing. In respect to Zussman (David Todd Zussman) and Stephen Verchick, who will not be tendering all of their shares, a new certificate will be issued as necessary to break up a certificate, to allow for the tendering of the amounts indicated above, and 1,190,117 shares for Zussman. Further, the transfer agent for Target is hereby authorized to do this. In the meantime, the transfer agent for Target is authorized to place a stop transfer order on the above stock in the meantime. The parties further agree that no further stock of Target will be issued from on or after the date of this Agreement, executed below, at least until Wuagneux becomes the President of Target.

         6.03. The representations of this Agreement shall survive the transition of management of Target, and shall be binding on the respective parties to this Agreement, and their successors and assigns.

         6.04. All individuals and entities selling shares of Target, which are indicated or referenced in this Agreement, shall receive at Closing the sum often ($10.00) dollars, regardless of the number of shares involved.

         6.05. There will be a final accounting prepared no later than this Friday, 2-20-98.

         (a) All known liabilities must be disclosed, as found in SECTION 6.05(a) of Target Disclosure Schedule, and Mr. Zussman hereby indemnifies and holds harmless George Wuagneux. the Buyer and its assignees of any undisclosed liabilities. Further, a complete list of assets (with an indication of their location) and outstanding contracts must also be attached.

         (b) Conversely, Zussman discloses items in SECTION 6.05(b) of Target Disclosure Schedule which ho has personally consigned for Target, and Wuagneux, the Buyer and its assignees agrees to work out a payment plan with such creditors promptly after Closing. and hereby indemnifies and holds harmless Zussman of personal liability on these matters, along with any matters concerning Zussman's services as officer and director of Target. However, the Buyers and Target will not assume any liability for any credit card debt of Target or on the credit cards of Zussman, for charges made until date of Closing, which the parties understand will be the sole responsibility of Zussman.

         6.06. Any outstanding legal bills for the preparation of this Agreement and effecting the transactions contemplated by this Agreement shall be paid in full at Closing, details to be provided in SECTION 6.06 of Target Disclosure Schedule. Any outstanding legal bills accrued for services prior to 2-16-98 shall be paid no later than ten (10) days after the $300,000 loan (the "Loan") is received by Target, but will be advanced in full at Closing by Henin, who would become an assignee for these monies, and as such reimbursed directly by Biltmore. Full details shall also be found in Section 6.06 of Target Disclosure Schedule.

         6.07. The name of Target shall be changed to "Biltmore Vacation Resorts, Inc." prior to or contemporaneous with Closing. At a minimum, the resolution to do so shall be prepared and executed by Zussman prior to his contemplated resignation. Should the Loan not be funded as indicated above, this name shall remain the property of Buyer, and Buyer shall retain all rights to it, without the need for further notice, and Target shall change name with the Nev. Sec. of State.

         6.08. Any stock of Target to be tendered as referenced in this Agreement shall be placed in escrow with National Control Escrow, Inc. or "Diversified Title," of which James S. Custer is President ("Escrow Agent"), although Buyer may continue to vote the stock while it is in escrow. The escrow agreement is attached in SECTION 6.08 of Biltmore Disclosure Schedule. The stock will be released from escrow when the Arizona property ("Property") appraised at $6,850,000 is placed in Target directly and $750,000 ("$750,000") is funded as indicated below. A contract ("Contract") will be entered into between Target, its name changed as indicated in Section 6.07 above, and Biltmore Vacation Village, Inc., an Arizona corporation. This Contract will have the Property owned by Biltmore deeded to Target when Target funds or arranges the funds to pay $750,000 to the heirs of Clark S. Rainey, deceased, to be raised in full no later than six (6) months from Closing, and this shall be regarded by the parties as a most important component of this Agreement. In return for placing the Property into Target, the conveyor of such Property or his assignee(s) will receive ten million (10,000,000) shares of the restricted common stock of Target for the remaining equity of $6,100,000 for the Property, released from escrow upon raising of the $750,000. Other real property, before or after the above-referenced event, may be placed into Target, but the execution of Contract will be seen as a condition precedent to the obligation of Henin, individually or as agent for other individuals or entities, to fund his promised Loan. Wuagneux warrants and represents that the Contract will be prepared and executed a soon as possible, but in no event more than twenty (20) days from the date of Closing, to allow for Henin to meet his obligations to promptly fund the Loan.

         6.09. The Loan shall be for up to eighteen (18) months at ten (10%) percent annual interest, payable quarterly, with no prepayment penalty, and the respective lenders shall receive one share of the restricted common stock of Target every two dollars they lend. Henin or his agents will receive a five (5%) percent fee payable at funding. The stock shall have a contractual restriction for a period of one year from-the date the funds are advanced to Target. Whether Henin is individually providing this Loan in whole or in part, or whether he is in whole or in part an agent of others, he nonetheless individually commits and takes the responsibility to provide this Loan in a timely manner, pursuant to this Agreement, no later than forty five (45) day. from the date after Closing when the promissory note and related documents are prepared by Target and presented to Henin. Should the Loan not be funded in full as required under this Agreement, this Agreement will immediately become null and void, and future leasehold interests, telephone and infrastructure arrangements, furniture and fixtures, acquired by Buyer, shall be regarded by all parties as the property of Buyer, and not the property of Target further, in that event, all parties shall be restored to their status prior to the execution of this Agreement, promptly return whatever property and records were received from the other, and also restore the officers and directors as before.

         6.10. At Closing, Zussman shall deposit with Escrow Agent or in another escrow arrangement acceptable to Buyer, 20,000 shares of the common stock of Target, with details disclosed in Section 6.08 of Biltmore Disclosure Schedule, and Steve Verchick shall deposit with his Attorney 60,000 shares of the common stock of Target, in a similar escrow agreement, attached as Section 6.10 of Target Disclosure Schedule, with the restrictive legend to be removed pursuant to Rule 144(k) of the Securities Act of 1933 in each instance upon deposit into escrow, but with a contractual restriction such that the stock may not be sold until the earlier of the passage of one year from date of Closing, or the approval of listing of the common stock of Target on either NASDAQ

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

Small-Cap or National Market or a Regional or National Stock Exchange, the stock currently trading on the OTCBB of the NASD. The stock must be promptly released from escrow and sent to the respective parties, Zussman and Verchick, after the passage of the one year or the earlier event described above, as applicable.

         6.11. All of the undersigned agree, to an obligation which all successors are bound. including future officers and directors of Target, that there will be no reverse stock split for the common stock of Target for at least fifteen (15) full months after date of Closing.

7. MISCELLANEOUS.

         7.01. OTHER DOCUMENTS. Seller shall, at any time after the Closing upon the request of Biltmore, execute and deliver to Biltmore such documents or instruments of conveyance, license or assignment or take such other action as is reasonably necessary to complete the transfer of the TargetShares or other transactions contemplated by this Agreement or to perfect the interest of Biltmore therein.

         7.02. COSTS. Except as otherwise specifically provided herein, Biltmore shall pay the Closing costs and transfer cost applicable to this Agreement arid the transfer of the shares hereunder.

         7.03. INVALIDITY, MODIFICATION AND WAIVER. If any provision of this Agreement shall be held to be invalid or void, the remaining provisions shall nevertheless remain in effect. No provision of this Agreement may be modified and the performance or observance thereof may not be waived except by written agreement of the parties affected thereby. No waiver of any violation or nonperformance of any provision of this Agreement shall be deemed to be a waiver of any subsequent violation or nonperformance of the same or any other provision of this Agreement.

         7.04. DISPUTES, CHOICE OF LAW. This Agreement, the performance of the parties hereunder and any disputes related hereto shall be governed by the laws of the state of Florida and subject to the exclusive jurisdiction of the courts therein. As this Agreement was negotiated and executed, at least in part, in Broward County, Florida, venue shall lie at the Central Court House, Broward County, Florida. Further if either party shall initiate a legal proceeding to enforce its rights hereunder, the prevailing party in such legal proceedings shall be entitled to recover from the other party all costs, expenses and reasonable attorney's fees incurred in connection with such proceedings, including costs and expenses prior to instituting suit, and appeals.

         7.05. ABANDONMENT. If this Agreement shall fail to Close as provided for in Section 2 as a result of a failure of any of the conditions precedent set forth in Section 5, all further obligations of the parties hereto under this Agreement shall terminate without further liability, and each party shall bear its own casts incident to the negotiation, preparation and anticipated Closing of this Agreement. In such event, each party shall return any data, material or assets of the other party received by it in contemplation of the Closing.

         7.06. ENTIRE AGREEMENT. This Agreement is and represents the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous

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

discussions or agreement. related thereto.

         7.07. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be originals and enforceable, and together shall constitute a single agreement.

         7.08. BEST EFFORTS. All parties to this Agreement commit to utilize their best efforts to meet the time deadlines and effect and perform the actions, and meet the responsibilities, both stated and implicit in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representative as of the date first written above.


BILTMORE VACATION VILLAGE, INC.             CYBER INFORMATION, INC.

by /s/ George Wuagneux                      by /s/ David Todd Zussman
   --------------------------------           ----------------------------------
            President                                     President

by /s/ signature                            by /s/ David Todd Zussman
   --------------------------------           ----------------------------------
            Secretary                                    Secretary

SELLER: /s/ Daniel F. Bouchard 2/25/98
            [notary seal of Daniel F. Bouchard here]

                                             [notary seal of S. R. Bullock here]

/s/ David Todd Zussman
-----------------------------------
David Todd Zussman, Individually

GEORGE WUAGNEUX, Individually


/s/ George Wuagneux
---------------------------------

HERMAN HENIN, Individually

/s/ Herman Henin
----------------------

/s/ Daniel F. Bouchard
[notary seal of Daniel F. Bouchard here]


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


WITNESS TO ANY SIGNATURES BY GEORGE WUAGNEUX, INDIVIDUALLY OR AS AGENT:

James S. Custer, /s/ James S. Custer
---------------------------------------
Print Name:


Janice B. Custer, /s/ Janice B. Custer
-------------------------------------------
Print Name:

WITNESS TO ANY SIGNATURES BY DAVID TODD ZUSSMAN, INDIVIDUALLY OR AS AGENT:

Herbert M. Goldman                                   Alan R. Lipkin
-------------------------------
Print Name:

/s/ Herbert M. Goldman                               /s/ Alan R. Lipkin
---------------------------------
Print Name:

WITNESS TO ANY SIGNATURES BY HERMAN HENIN, INDIVIDUALLY:

James S. Custer, /s/ James S. Custer
----------------------------------
Print Name:

Janice B. Custer, /s/ Janice B. Custer
---------------------------------
Print Name:

EXHIBITS: Disclosure Schedules as indicated in text, with each page initialed by the parties or their respective agents, to be provided at Closing.

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




2-25-98

All parties agree that the Closing of the Agreement has concluded as of approximately 5:00 p.m. EST.


/s/ George Wuagneux

/s/ signatures